UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                                Keravision, Inc.
                                ----------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                     4920611
                                     -------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 pages



CUSIP NO. 4920611                     13G             PAGE   2   OF   16   PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Aspen Venture Partners, L.P.
         04-3266983
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Jersey, Channel Islands limited partnership
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              -0- shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              969,167 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               --0-- shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              969,167 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       969,167 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.80%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 16 pages



CUSIP NO. 4920611                     13G             PAGE   3   OF   16   PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Aspen Venture Associates, L.P.
          04-3128426
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware limited partnership
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              --0--shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              969,167 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               --0--shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              969,167 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       969,167 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.80%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 pages



CUSIP NO. 4920611                     13G             PAGE   4   OF   16   PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Michael J.F. DuCros

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              3,979 shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              969,167 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               3,979 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              969,167 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       973,146 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.83%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 pages



CUSIP NO. 4920611                     13G             PAGE   5   OF   16   PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Alexander P. Cilento

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              6,929 shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              969,167 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               6,929 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              969,167 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       976,096 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.85%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 pages



CUSIP NO. 4920611                     13G             PAGE   6   OF   16   PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       E. David Crockett

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              4,529 shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              969,167 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               4,529 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              969,167 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       973,696 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.83%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 16 pages



CUSIP NO. 4920611                     13G             PAGE   7   OF   16   PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Allan R. Ferguson

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              -0- shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              973,696 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               -0- shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              973,696 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       973,696 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.83%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 16 pages



CUSIP NO. 4920611                     13G             PAGE   8   OF   16   PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Michael A. Henos

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              7,029 shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              969,167 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               7,029 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              969,167 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       976,196 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.85%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 pages



CUSIP NO. 4920611                     13G             PAGE   9   OF   16   PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Nicholas A. Papantonis

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
------ -------------------------------------------------------------------------
------------------------- --- --------------------------------------------------
                          5   SOLE VOTING POWER

                              4,329 shares
       NUMBER OF
                          --- --------------------------------------------------
                          --- --------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              969,167 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
       REPORTING
         PERSON               4,329 shares

                          --- --------------------------------------------------
                          --- --------------------------------------------------
          WITH            8   SHARED DISPOSITIVE POWER

                              969,167 shares

------------------------- --- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       973,496 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.83%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 16 pages




ITEM 1 (A).       NAME OF ISSUER:

                  Keravision, Inc.

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  48630 Milmont Drive, Fremont, CA  94538

ITEM 2 (A).       NAME OF PERSON FILING:

                  Aspen Venture Partners, L.P. ("Aspen"), Aspen Venture Associates, L.P. ("AVA"), Alexander P. Cilento ("Cilento"), E. David Crockett ("Crockett"), Michael J.F. DuCros ("DuCros"), Allan R. Ferguson ("Ferguson"), Michael A. Henos ("Henos") and Nicholas A. Papantonis ("Papantonis"). Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis are the general partners of AVA, the sole general partner of Aspen.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,  IF  NONE, RESIDENCE:

                  The address of the principal business office of each of Aspen, AVA, Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis is One Post Office Square, Suite 3320, Boston, MA 02109.

ITEM 2 (C).       CITIZENSHIP:

                  Aspen is a limited partnership organized under the laws of Jersey, Channel Islands. AVA is a limited partnership organized under the laws of the State of Delaware. Messrs. Cilento, DuCros, Ferguson, Henos and Papantonis and Dr. Crockett are United States citizens.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.001 par value

ITEM 2 (E).       CUSIP NUMBER

                  4920611

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [     ]       Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b) [     ]       Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                  (c) [     ]       Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.

                  (d) [     ]       Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e) [     ]       Investment  Advisor registered under Section
                                    203 or the Investment Advisors Act of 1940.


                               Page 10 of 16 pages



                  (f) [     ]       Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g) [     ]       Parent Holding  Company,  in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                  (h) [     ]       Group,     in    accordance     with    Rule
                                    13a-1(b)(1)(ii)(H) of the Act.

                  NOT APPLICABLE

ITEM 4.  OWNERSHIP:
                  (a)      Amount Beneficially Owned:

                           Aspen owns beneficially and of record 969,167 shares of Common Stock of Keravision, Inc. as of December 31, 1996. AVA, the general partner of Aspen, may be deemed to own beneficially the 969,167 shares of
                           Common Stock held by Aspen as of December 31, 1996. Cilento, Crockett, DuCros, Ferguson, Henos, and Papantonis are general partners of AVA, and each therefore may be deemed to own beneficially the 969,167 shares held by Aspen as of December 31, 1996. Mr. Cilento is the beneficial owner of 6,929 shares of Common Stock as of December 31, 1996. Dr. Crockett is the beneficial owner of 4,529 shares of Common Stock as of December 31, 1996. Mr. Ferguson, jointly with his wife, is the beneficial owner of 4,529 shares of Common Stock as of December 31, 1996. Mr. Du Cros is the beneficial owner of 3,979 shares of Common Stock as of December 31, 1996. Mr. Henos is the beneficial owner of 4,529 shares of Common Stock and may be deemed to own beneficially 2,500 shares issuable upon exercise of an option held by Mr. Henos, as of December 31, 1996. Mr. Papantonis is the beneficial owner of 4,329 shares of Common Stock as of December 31, 1996.

                  (b)      Percent of Class:

                           Each of Aspen and AVA owns beneficially 7.80% of the Common Stock of Keravision, Inc. Each of Crockett, DuCros, Ferguson and Papantonis owns beneficially 7.83% of the Common Stock of Keravision, Inc. Each of Cilento and Henos owns beneficially 7.85% of the Common Stock of Keravision, Inc. The foregoing percentages are calculated based on the 12,428,351 shares of Common Stock reported to be outstanding on November 1, 1996 in the Keravision, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

                  (c)      Number of Shares as to which such person has:

                           (i)      sole  power  to vote  or  direct  the  vote:
                                    Aspen: 0; AVA: 0; Cilento:  6,929; Crockett:
                                    4,529; DuCros:  3,979;  Ferguson:  0; Henos:
                                    7,029; and Papantonis: 4,329.

                           (ii)     shared  power to vote or to direct the vote:
                                    Aspen:  969,167;   AVA:  969,167;   Cilento:
                                    969,167; Crockett: 969,167; DuCros: 969,167;
                                    Ferguson:   973,696;   Henos:   969,167  and
                                    Papantonis: 969,167.



                               Page 11 of 16 pages


                           (iii) sole power to dispose or to direct the disposition of: Aspen: 0; AVA: 0; Cilento:
                                    6,929;   Crockett:   4,529;  DuCros:  3,979;
                                    Ferguson:  0; Henos:  7,029 and  Papantonis:
                                    4,329.

                           (iv) shared power to dispose or to direct the disposition of: Aspen: 969,167; AVA:
                                    969,167;   Cilento:    969,167;    Crockett:
                                    969,167; DuCros: 969,167; Ferguson: 973,696;
                                    Henos: 969,167 and Papantonis: 969,167.

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  NOT APPLICABLE.

ITEM (6).         OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  NOT APPLICABLE.

ITEM (7).         IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:

                  NOT APPLICABLE.

                  Not filed pursuant to Rule 13d-1(b).




                               Page 12 of 16 pages





                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997                 ASPEN VENTURE PARTNERS, L.P.

                                          By:  Aspen Venture Associates, L.P.

                                          By:     /s/ Allan R. Ferguson
                                              -----------------------------
                                                        General Partner


                                          ASPEN VENTURE ASSOCIATES, L.P.

                                          By:      /s/ Allan R. Ferguson
                                              ----------------------------
                                                      General Partner

                                                              *
                                          --------------------------------
                                          Alexander P. Cilento

                                                              *
                                          --------------------------------
                                          E. David Crockett

                                                              *
                                          --------------------------------
                                          Michael J.F. DuCros

                                                              *
                                          --------------------------------
                                          Allan R. Ferguson

                                                              *
                                          --------------------------------
                                          Michael Henos

                                                              *
                                          --------------------------------
                                          Nicholas A. Papantonis

*By:       /s/ Allan R. Ferguson
     ------------------------------
         Allan R. Ferguson
         Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.


                               Page 13 of 16 pages


                                    EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Keravision, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 1997                 ASPEN VENTURE PARTNERS, L.P.

                                          By:  Aspen Venture Associates, L.P.

                                          By:       /s/ Allan R. Ferguson
                                              ----------------------------
                                                       General Partner


                                          ASPEN VENTURE ASSOCIATES, L.P.


                                          By:       /s/ Allan R. Ferguson
                                              ----------------------------
                                                      General Partner


                                                            *
                                          --------------------------------
                                          Alexander P. Cilento


                                                            *
                                          --------------------------------
                                          E. David Crockett


                                                            *
                                          --------------------------------
                                          Michael J.F. DuCros


                                                            *
                                          --------------------------------
                                          Allan R. Ferguson




                               Page 14 of 16 pages




                                                           *
                                          --------------------------------
                                          Michael Henos

                                                           *
                                          --------------------------------
                                          Nicholas A. Papantonis

*By:       /s/ Allan R. Ferguson
     ---------------------------
         Allan R. Ferguson
         Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.





                               Page 15 of 16 pages


                                                                      EXHIBIT II

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Allan R. Ferguson and Michael J.F. Du Cros, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.

                             /s/Alexander P. Cilento
                             -------------------------
                             Alexander P. Cilento

                             /s/E. David Crockett
                             -------------------------
                             E. David Crockett

                             /s/Michael J.F. Du Cros
                             -------------------------
                             Michael J.F. Du Cros

                             /s/Allan R. Ferguson
                             -------------------------
                             Allan R. Ferguson

                             /s/Michael A. Henos
                             -------------------------
                             Michael A. Henos

                             /s/Nicholas A. Papantonis
                             -------------------------
                             Nicholas A. Papantonis






                               Page 16 of 16 pages